Exhibit 99.1

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

25 June 2019

Chief Executive Officer’s Address

Annual General Meeting

Good morning, ladies and gentlemen, I am happy to welcome you to our Rowville office for Universal Biosensor’s 2019 Annual General Meeting. As Chief Executive Officer and on behalf of the Board and management I am pleased to provide the CEO update. This is the second year in a row we are holding our AGM here in our Melbourne facility and we very much appreciate you taking the time to join us today.

As well understood, over the past year UBI currently had three revenue sources; the service contract with LifeScan for blood glucose testing, the Siemens coagulation product, and our laboratory services business Hemostasis Reference Laboratory (HRL) in Hamilton, Canada providing non-diagnostic, specialty coagulation testing.

First, at the top line the LifeScan OneTouch® Verio® quarterly service fees (QSF’s) for the supply of blood glucose test strips increased to $21.4 million for 2018 which was up 7% over 2017 as expected per prior management guidance. In addition, UBI received $44.6 million lump sum service fee payable under the terms of the Master Services & Supply Agreement with LifeScan. During 2018 LifeScan gave notice and exercised its right to convert its obligation to pay future QSF’s to UBI. No further QSF’s will be received by the Company beyond FY18.

Second, at the top line is the Siemens Xprecia Stride™ Coagulation Analyser test strips revenue of $1.7 million in 2018 which was down as expected and per prior management guidance from $4.1 million in 2017. For the three months to 31 March 2019 strips revenue was $0.8 million compared to $0.5 million in Q1 2018. UBI’s Management expects that PT-INR test strip volume and revenues will increase in 2019 compared to 2018 and yet underperform 2017 and remain volatile until the Xprecia Stride™ product gains meaningful global market share.

Third, in 2018 we transitioned HRL from a cost centre to near-breakeven for the full-year 2018 and have progressed further going into 2019 with HRL operating as a profit centre earlier than expected so that HRL is now accretive to the business with good financial results showing revenues growing 110% over in 2018 to $1.2 million compared to 2017. Management expects this to sustain this business improvement this fiscal year.

From a cost perspective, 2018 R&D expenditure increased by 6.9% to $11.6 million primarily as a result of UBI ramping-up various development tests for Siemens in relation to a new and alternative coagulation product which is being designed to expand PT-INR functionality and penetration in the Point-of-Care coagulation market. These development tests are required as the coagulation product advances towards regulatory clinical trials. In addition, last year we undertook a project management evaluation of our in-house, proprietary PT-INR self-testing device which had been “on-hold” since March 2016. Then following that project review we suspended development activity in Q4 FY18 in keeping with our business goals requiring a positive, near-term market business opportunity. Q1 2019 R&D expenditures were $2.1 million compared to $3.9 million in Q1 2018 as the Company scaled back its R&D activities.

General and administration expenditure for 2018 increased 4.6% to $7.0 million in the period due to one-time staff separation costs and consulting and advisory fees. General & administrative expenses were $2.0 million during Q1 2019, up from $1.8 million in the prior corresponding period primarily due to legal and consultant fees incurred as part of current contract negotiations with Siemens and other partners.

Subsequently in Q1 2019 operating expenses declined 29% compared to Q1 2018 largely as a result of decline in R&D expenditures.

Two financial items of significant note are first, the U.S.$15 million term loan due 1 July 2019 was repaid early on 26 November 2018 and the Company has no further outstanding secured debt obligations. Second, item of note is that in Q1 2019, the Company paid the US GILTI tax liability of $4.4 million.

With on-going cost management, 2018 EBITDA was $3.7 million excluding one-off items such as the lump sum service fee and this was essentially flat compared to $3.9 million in 2017. With the one-off items included, FY18 EBITDA was $45.8 million. Then for the three months to 31 March 2019 EBITDA was ($2.3) million compared to $1.2 million in Q1 2018. Decline in EBITDA is primarily as a result of the Company not receiving any further QSF beyond 2018.

Net cash position including restricted cash as at 31 December 2018 was $12.1 million up from $10.4 million in 2017. Net cash including restricted cash as at Q1 2019 was $52.2 million which is an improvement of $40.1 million from 31 December 2018 again reflecting the lump sum service fee receipt on 18 February 2019.

On 8 February 2019, UBI entered into a Term Sheet Agreement with Siemens in which we agreed to negotiate in good faith for a period of 120 days taking us to 8 June 2019 regarding possible modifications to our commercial relationship. The material terms of the Agreement are summarised in the announcement by UBI released to ASX on 11 February 2019 and our Q1 2019 10-Q filed with the SEC on 30 April 2019. Subsequently and prior to the Term Sheet expiration, we have agreed to extend the term of the Agreement by 90 days with effect from 29 May 2019. This extension enables UBI and Siemens to continue advancing the discussions around possible modifications to their commercial relationship, including the Collaboration Agreement and Supply Agreement. The contractual negotiations with Siemens are continuing and an understanding of any decisions that the Board of Directors has and will make regarding the future path the business may take are on-going. However I do want to highlight that we continue to be closely bound by confidentiality obligations, so we are limited as to what we can disclose at this point as the discussions and negotiations continue.

Universal Biosensors Inc. 2019 AGM CEO’s Address

What I can share is that UBI continues to comply with the Collaboration Agreement, Supply Agreement and the Term Sheet. We also remain committed to achieving a commercial agreement with Siemens and the extension of the Agreement should assist in this regard. Notwithstanding our ongoing efforts to achieve a satisfactory commercial outcome, there remains a risk of arbitration or litigation which is not currently UBI’s preferred outcome but may be necessary to protect the interests of its shareholders. However UBI is pursuing these negotiations in good faith to realise an outcome that will be beneficial to all UBI stakeholders. We will update the market and ASX once there is more clarity and certainty on this subject matter.

Management remains committed to tightly control expenditures including a recent staff redundancy of about one-third of our workforce in March 2019 with annualized savings of approximately $3 million. Additional cost reduction activities are continuing including stopping research including, for example, molecular diagnostics, unless there is a positive, near-term market prognosis. My last day at the Company as CEO is on 15 July 2019 which also is significant cost savings. Since joining UBI and having addressed a number of key business issues to bring the business forward to the current state, the Company is stabilized at an inflection point, particularly given LifeScan’s decision to buy-out the quarterly service fees; the recent Siemens Term Sheet Agreement along with enhanced operational cost reductions and enduring cost sensitivity. Since announcing my resignation, I have been working with the Board and management to provide an orderly transition for the right step to the next phase of the Company’s journey.

To close I would like to thank all our dedicated employees, past and present, for their support and, on behalf of the Management, for their contribution during the difficult transition and actions over the past year to stabilize the Company and create a platform for success. I would also like to thank the Board members for their important ongoing work and strategic guidance and the commitment of the investors. Finally I wish to thank our investor community for your support during 2018 as we undertake on our journey through 2019 and we very much appreciate you taking the time to join us today.

Rick Legleiter

Chief Executive Officer

Note: unless otherwise stated, all references to “$” are references to Australian dollars.

Ends

Universal Biosensors Inc. 2019 AGM CEO’s Address